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                                                                    EXHIBIT 10.6
                                                                    EXHIBIT C

                              ASSIGNMENT AGREEMENT

         THIS ASSIGNMENT AGREEMENT ("Agreement") is entered into as of February 24, 1995, by and among COULTER PHARMACEUTICAL, INC. a Delaware corporation ("Company"), COULTER CORPORATION, a Delaware corporation ("Coulter") and INTERWEST PARTNERS V, L.P. and INTERWEST INVESTORS V (collectively, "InterWest") as follows:

1.       BACKGROUND

         1.1 The Company is issuing five million (5,000,000) shares of its Series A Preferred Stock (the "Shares") to Coulter pursuant to that certain Series A Stock Preferred Stock Purchase Agreement of even date herewith (the "Purchase Agreement"), to which this Agreement is attached as Exhibit C.

         1.2 As consideration for the Shares, Coulter has agreed to execute and deliver this Agreement by which it will transfer intellectual property rights, contractual rights, related to the anti-CD20 monoclonal antibody known as the anti-B1 antibody. These rights shall include methods for using such an antibody in therapeutic applications and diagnostic applications which are necessary for the enjoyment of the therapeutic applications, as more fully described below, which rights provide the basis for a development program (the "Program") that has previously been conducted by Coulter and which will hereafter be conducted by the Company.

         1.3 Certain of the intellectual property rights will be assigned from Coulter to Company and other intellectual property rights will be sublicensed to Company, it being the intent of the parties that Company shall enjoy the benefit of all technology reasonably necessary to continue the Program.

2.       TRANSFER OF RIGHTS

         2.1 ASSIGNMENT. Coulter assigns, transfers and sets over unto the Company all of Coulter's rights, title and interest in the following listed properties. The Company hereby assumes and covenants to perform all obligations of Coulter in connection with such property and guarantees to hold Coulter harmless from any claim or demand made thereunder. The Company shall have no liability to Coulter or any other party as a result of the foregoing obligation with respect to any breach or obligation attributable to any events occurring prior to the date of this Agreement.

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         A. Commercialization Agreement by and between Coulter Corporation and the University of Michigan, dated November 1, 1994 (the "Michigan Agreement"), a copy of which is acknowledge as having been previously given to the parties hereto.

         B. Orphan Drug Application [*] for the designation of (131)Iodine-radiolabeled B1 monoclonal antibody as an orphan drug; and

         C. Investigation New Drug Applications [*] conducted at the University of Michigan, [*] conducted at Dana-Farber Cancer Institute and St. Bartholomews Hospital, [*] conducted at Stanford University and Dana-Farber Cancer Institute; [*] conducted at the University of Washington; and

         D. Coulter's interest in United States Patent Application Serial No. 08/121,532 to Kaminski et al. and any continuation, divisional, reexamination, reissue or renewal applications and all U.S. patents issuing therefrom or extension terms thereof; and

         E. Research Agreement with the University of Washington for the employment of a data manager.

         F. Roundtable Research Agreement dated September 1, 1994 with the University of Michigan for the employment of a dosimetrist.

         G. Subject to any consents necessary from the individual contractor, the individual consulting agreements with [*] and [*].

         2.2 SUBLICENSES. Coulter sublicenses to the Company the following listed technologies and rights on the same terms and conditions for which Coulter obtained a license:

                  A. Therapeutic rights of B1 and diagnostic rights of B1 which are reasonably necessary for the enjoyment and development of the therapeutic rights of B1, which rights have provided the basis for the Program that has previously been conducted by Coulter and which will hereafter be conducted by the Company. Coulter grants such therapeutic rights exclusively to Company and Coulter grants such diagnostic rights non- exclusively to Company.

                           1. The rights that have been derived from agreements
between Coulter Corporation and Dana-Farber Cancer Institute (DFCI), which include the following Agreements, a copy of which is acknowledged as having been previously given to the parties hereto:

* Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

                                       2.
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                                    a.       An Agreement dated July 23, 1981;
                                             and

                                    b.       A Modification Agreement dated
                                             March 1, 1983; and

                                    c.       An Agreement dated April 28, 1983;
                                             and


                                    d.       A Modification Agreement No. 2,
                                             dated April 1, 1987; and

                                    e.       An Agreement dated April 1, 1994.

                            2. Coulter's license rights under United States
Patent Application Serial No. 07/799,087 to Schlossman et al. and any continuation, continuation-in-part, divisional, reexamination, reissue or renewal applications and all U.S. patents issuing therefrom or extension terms thereof and any corresponding foreign patent applications filed or patents issued therefrom.

                           3. All other discoveries, inventions and know-how
owned or controlled by Coulter that is reasonably necessary to enable the Company to use the B1 hybridoma cell line for the purposes of developing an in vivo therapeutic application.

                  B. License Agreement by and between Coulter Corporation and the National Technical Information Service (NTIS), a primary operating unit of the United States Department of Commerce (whose operations as they pertain to such agreement have been subsequently transferred to the Office of Technology transfer within the Department of Health and Human Services), with an effective date of March 1, 1989, pertaining to U.S. Patent No. 4,831,175 (the "NTIS Agreement"), non-exclusively for therapeutic and diagnostic applications, with rights to sublicense only for use with B-1, a copy of which is acknowledged as having been previously given to the parties hereto; and

                  C. License Agreement by and between Otto A. Gansow and Martin
W. Brechbiel (collectively called "Licensor") and Coulter Corporation, dated May 1, 1988 pertaining to corresponding foreign rights to U.S. Patent No. 4,831,175, non-exclusively for therapeutic and diagnostic applications, with rights to sublicense only for use with B-1, a copy of which is acknowledged as having been previously given to the parties hereto.

3.       WARRANTIES, REPRESENTATIONS AND DISCLAIMERS

         3.1 COULTER MAKES NO WARRANTY OR REPRESENTATION THAT THE B1 MATERIALS OR METHODS USED IN MAKING OR USING SUCH MATERIALS ARE FREE FROM LIABILITY FOR PATENT INFRINGEMENT.


                                       3.


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         3.2 COULTER MAKES NO WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT
LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR OF FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY MATERIALS SUPPLIED HEREUNDER AND HEREBY DISCLAIMS THE SAME.

         3.3 COULTER HAS NO KNOWLEDGE OF ANY THIRD PARTY RIGHTS IN THE PROPERTY THAT IS BEING ASSIGNED AND SUBLICENSED HEREUNDER, INCLUDING PATENT INFRINGEMENT AND TRADE SECRET CLAIMS OF OTHERS, WHICH HAVE NOT HERETOFORE BEEN DISCLOSED.

         3.4 COULTER REPRESENTS THAT IT HAS GOOD TITLE TO THE RIGHTS GRANTED HEREIN SUBJECT ONLY TO THE RESERVATIONS CONTAINED IN THE AGREEMENTS UNDER WHICH COULTER OBTAINED TITLE.

4. ROYALTIES. Without limiting any other royalties which may be payable by the Company as a result of any assignment or sublicense hereunder, the Company agrees to pay to Coulter any amounts which Coulter becomes obligated to pay to DFCI (including the amount by which Coulter's advanced royalty balance with DFCI is reduced) as a result of sales by the Company pursuant to the sublicense set forth in this Agreement. With respect to the first $4,500,000 payable to Coulter pursuant to the foregoing sentence, Coulter shall have the election, in lieu of receiving cash to purchase additional shares of the Company's equity securities at the then current fair market value of such securities.

5. INJUNCTIVE RELIEF. Each party agrees that in the event of any breach of this Agreement the other party will suffer irreparable injury such that no remedy at law will adequately compensate the injured party. Accordingly, in addition to any remedy or relief available at law or in equity, the parties agree that each shall be entitled to specific performance under this Agreement, as well as such further interim and final injunctive relief (without the necessity of posting a bond) as may be granted by a court.

6. ABANDONMENT. In the event that the Company determines to discontinue its present plans to commercialize the anti-B1 antibody technology acquired pursuant to this Agreement, the Company shall give prompt written notice to Coulter and Coulter shall have a right of first offer to reacquire the Property Rights at fair market value and upon such other terms and conditions as may be agreed upon by the parties.

7.       MISCELLANEOUS

         7.1 GOVERNING LAW. This Agreement shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and performed entirely in Delaware.



                                       4.
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         7.2 SUCCESSORS AND ASSIGNS. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         7.3 ENTIRE AGREEMENT. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by an representations, warranties, covenants and agreements except as specifically set forth herein and therein.

         7.4 SEPARABILITY. In case any provision of the Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         7.5 AMENDMENT. This Agreement may be amended or modified only upon the written consent of each of the parties hereto.


         7.6 NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient, if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties at their respective addresses as set forth on the signature page hereof.

         7.7 ATTORNEYS' FEES. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

         7.8 FURTHER ASSURANCES. The parties agree (i) to furnish upon request to each other such further information, (ii) to execute and deliver to each other such other documents, and (iii) to do such other acts and things as may be required to carry out the purposes of this Agreement, including any further acts which may be required in order for the Company to enjoy the full and exclusive benefit of any Food and Drug Administration filings made by Coulter in connection with the Property Rights.

         7.9 TITLES AND SUBTITLES. The titles of the sections and subsections of the Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

                                       5.
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         7.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         IN WITNESS WHEREOF, the parties have executed the Agreement as of the date set forth in the first paragraph hereof.

COULTER PHARMACEUTICAL, INC.                     COULTER CORPORATION
3000 Sand Hill Road                              Coulter Technology Center
Building 3, Suite 255                            Building 3, Suite 255
Menlo Park, CA  94025                            Menlo Park, CA  94025


By: /s/ Arnold Oronsky                           By: /s/ Joseph R. Coulter, Jr.
    ------------------------------                    --------------------------
    Chief Executive Officer                           Joseph R. Coulter, Jr.
                                                      President

INTERWEST PARTNERS V, L.P.                       INTERWEST PARTNERS V
3000 Sand Hill Road                              3000 Sand Hill Road
Building 3, Suite 255                            Building 3, Suite 255
Menlo Park, CA  94025                            Menlo Park, CA  94025

By: InterWest Management
      Partners V, L.P.,
    its general partner

By: /s/ Robert Momsen                            By: /s/ Robert Momsen
    ------------------------------                   ---------------------------
         General Partner                             General Partner

                                       6.